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                                                                    Exhibit 99.1


Contact:  Joseph Macnow                               Roanne Kulakoff
          Vornado Realty Trust                        Kekst and Company
          201-587-1000                                212-593-2655

                                                           FOR IMMEDIATE RELEASE

                   VORNADO AND MENDIK COMPANY AGREE TO COMBINE

                -- Vornado To Convert to Umbrella Partnership --


New York, NY, March 12, 1997 -- Vornado Realty Trust (NYSE:VNO) and The Mendik Company today announced that they have entered into a definitive agreement, pursuant to which the Mendik Company will combine its operations with Vornado. As part of the transaction, Vornado will convert to an Umbrella Partnership (UPREIT) structure.

The Mendik Company owns and manages a portfolio of commercial office properties in Manhattan, and as contemplated by the agreement, Mendik's interests, covering an aggregate of 4.0 million square feet, in seven midtown buildings, Two Penn Plaza, 1740 Broadway, 866 U.N. Plaza, 11 Penn Plaza, Two Park Avenue, 330 Madison Avenue and 570 Lexington Avenue, will be contributed to the Umbrella Partnership.

Bernard Mendik, who has been a leading owner/manager of office properties in the New York metropolitan area for forty years, will become Co-Chairman of the board of Trustees of Vornado. Steven Roth continues as Vornado's Chairman and Chief Executive Officer.

Mr. Mendik said, "I am excited about the exceptional management team created with Michael Fascitelli, Vornado's president, and David Greenbaum, who is president of The Mendik Company, joining forces with Steven and me." Mr. Roth added, "The financial strength of our combined companies will enable us to capitalize on opportunities, including those in the Manhattan office market.

The estimated consideration in connection with the transaction, which includes Mendik's management and leasing business and personnel, is approximately $654 million, including $269 million in cash, $168 million in privately placed Vornado UPREIT limited partnership units and $217 million in indebtedness.

The closing, which is expected in the second quarter, is subject to receipt of consents from various third parties and other customary conditions; accordingly, there can be no assurance that the proposed transaction will ultimately be completed.

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